Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233154 and 333-256492) on Form S-8 of our reports dated March 14, 2024, with respect to the consolidated financial statements of Ranpak Holdings Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Cleveland, Ohio

March 14, 2024